Exhibit (12)

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                        PHH CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges




                                                                 Six
                                                            Months Ended                          Year Ended April  30,
(In thousands)                            10/31/94               1994           1993            1992         1991         1990
Income from continuing operations
    before income taxes                    $57,909            $109,796        $ 94,238        $ 83,117    $ 77,759       $89,698
Add:
    Interest expense                        91,908             162,108         193,935         237,058     302,853       352,469
    Interest portion of rentals*             3,940               9,088           8,456           8,665       7,796         6,251
Earnings available for fixed charges      $153,757            $280,992        $296,629        $328,840    $388,408      $448,418



Fixed charges:
    Interest expense                      $ 91,908            $162,108        $193,935        $237,058    $302,853      $352,469
    Interest portion of rentals*             3,940               9,008           8,456           8,665       7,796         6,251
                                          $ 95,848            $171,196        $202,391        $245,723    $310,649      $358,720

Ratio of earnings to fixed charges            1.60                1.64            1.47            1.34        1.25          1.25

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* Amounts reflect a one-third portion of rentals, the portion deemed representative of the interest factor.





Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.